Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of             , 2014, by and between Community Bank (the “Bank”), and shall take effect as of the Effective Date (as defined below in Section 18) and Ralph J. Sommers, Jr. (“Executive”). Any reference to the “Company” means CB Financial Services, Inc., the stock holding company of the Bank.

WHEREAS, Executive is presently an employee-consultant of the Bank; and is a party to an employment agreement with the Bank, effective July 1, 1994 (the “Prior Agreement”); and

WHEREAS, the Company and FedFirst Financial Corporation (“FedFirst”) have entered into an Agreement and Plan of Merger dated April 14, 2014 (the “Merger Agreement”), pursuant to which: (i) FedFirst shall merge with and into the Company; and (ii) First Federal Savings Bank, the wholly-owned subsidiary of FedFirst, shall merge with and into the Bank (collectively the “Merger”); and

WHEREAS, in connection with the Merger, the parties desire to enter into this Agreement in order to induce Executive to continue his employment with the Bank, and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time, after the Merger; and

WHEREAS, this Agreement shall take effect, and supersede and replace the Prior Agreement, as of the Effective Date (as defined below in Section 18).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of this Agreement, Executive agrees to serve as an employee-consultant of the Bank (the “Executive Position”), and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.	TERM AND DUTIES

(a) Term and Annual Renewal. The initial term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date (as defined in Section 18 below) and will continue for 36 full calendar months after each “Anniversary Date,” which shall be May 1st of each year. Commencing on the first Anniversary Date following the Effective Date and continuing on each Anniversary Date thereafter, this Agreement will renew for an additional year such that the remaining term will be 36 months; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date: (i) conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Board’s meeting. If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate 24 months from the Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive. If the Board fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request that the Board provide Executive with the reason(s) for its action (or non-action), and the Board will respond to Executive within 30 days of the receipt of such request. Reference herein to the term of this Agreement will refer to both such initial term and such extended terms.

(b) Change in Control. Notwithstanding the foregoing, in the event that the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, then the term of this Agreement will be extended automatically for 36 months following the date on which the Change in Control occurs.

(c) Membership on Other Boards or Organizations. During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service does not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.

(d) Continued Employment Following Expiration of Term. Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the term of this Agreement, upon the terms and conditions as the Bank and Executive may mutually agree.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a salary of $36,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers), Executive’s Base Salary as the Board deems appropriate. Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus. Executive shall be entitled to participate in any bonus plan or arrangements of the Bank in which the Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to stock option and restricted stock plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Vacation. Executive will be entitled to four (4) weeks of paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone and laptop computer, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. With regard to a Bank-provided cellular telephone, Executive shall be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related telephone calls, provided such expenses are substantiated in accordance with applicable policies and procedures of the Bank. All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than 30 days following the date on which the expense was incurred.

(f) Automobile. Executive shall be entitled to the use of a Bank purchased or leased automobile of the make and model as may be mutually agreed upon by the Board and Executive, which the Bank intends to provide every three years. Executive shall also be entitled to reimbursement for all operating expenses of the automobile, including but not limited to oil, gasoline, maintenance, repairs and insurance. Executive shall also be added as a named additional insured with respect to such automobile. By March 15 of each year, Executive shall report to the Bank regarding all miles on such automobile that were driven for non-Bank matters, and the Bank shall report the expenses incurred with respect to such miles as additional compensation to the Executive.

(g) Timing of Payments. To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).

4.	TERMINATION AND TERMINATION PAY

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement shall be terminated in the following circumstances:

(a) Death. This Agreement shall terminate upon Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to receive the compensation and vested benefits due Executive as of the date of Executive’s death, and neither Executive, nor Executive’s estate or beneficiary shall have a right to receive any compensation or benefits under this Agreement for any period after the date of Executive’s death, other than compensation or benefits that have already been earned or vested.

(b) Disability. This Agreement shall terminate in the event of Executive’s “Disability” as determined by the Board in its sole discretion. “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) is determined to be disabled by the Social Security Administration. In determining whether a Disability exists, the Board’s decision shall be based on medical and other information provided to the Board regarding Executive’s medical condition and work performance. In the event of Executive’s termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if applicable. However, Executive shall not have a right to receive any compensation or benefits under this Agreement for any period after the date of Executive’s Disability.

(c) Termination for Cause. The Board may immediately terminate Executive’s employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i) material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv) breach of fiduciary duty involving personal profit;

(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank employee, as from time to time amended and incorporated herein by reference, or

(vii) material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), that Executive was guilty of the conduct described in any of the paragraphs (i) through (vii) above.

(d) Voluntary Termination by Executive. Executive may voluntarily terminate employment during the term of this Agreement (other than “With Good Reason” as defined below) upon at least 30 days prior written notice to the Board. Upon Executive’s voluntary termination, Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination, except for the compensation or benefits that have already been earned or vested.

(e) Termination Without Cause or With Good Reason.

(i)

The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure. Any termination of Executive’s employment, other than termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank will continue to pay Executive his Base Salary at the rate in effect at Executive’s date of termination for the greater of: (i) 12 months or (ii) the remaining term of this Agreement. Such continued payments will commence on the Bank’s first payroll date immediately following the 30th day after Executive’s date of termination and be payable in accordance with the Bank’s regular payroll practices.

(iii)	In addition, the Bank will continue to provide to Executive life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination. Such continued coverage shall cease upon the earlier of: (A) the completion of the remaining term of this Agreement or (B) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits with such other employer that are substantially similar to the health and welfare benefits provided by the Bank. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)	a material reduction in Executive’s Base Salary (other than pursuant to Section 3(a)) or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	a material breach of this Agreement by the Bank.

(v)	Notwithstanding the foregoing, Executive will not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive must execute the release within 21 days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.

(f) Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, such termination shall also constitute Executive’s resignation from the Board of Directors of the Bank, as well as the Board of Directors of the Company and direct or indirect subsidiary of the Bank or the Company.

5.	CHANGE IN CONTROL

(a) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, the Merger shall not be considered a “Change in Control” for purposes of this Agreement.

(b) Change in Control Benefits. Upon the occurrence of Executive’s termination of employment for any reason other than for Cause on or after the effective time of a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to three (3) times his highest annual rate of Base Salary earned by Executive during the calendar year of Executive’s date of termination or either of the three (3) calendar years immediately preceding Executive’s date of termination. Such amount will be payable to Executive in equal installments in accordance with the Bank’s (or any successor’s) regular payroll practices for the greater of: (i) 12 months; or (ii) the remaining term of this Agreement, and will commence on the Bank’s (or successor’s) first payroll date immediately following the 30th day after Executive’s date of termination. In addition, the Bank will continue to provide Executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his date of termination at no cost to Executive. Such continued coverage shall cease upon the earlier of: (i) the date which is three (3) years after Executive’s date of termination or (ii) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits with such other employer that are substantially similar to the health and welfare benefits provided by the Bank. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

6.	COVENANTS OF EXECUTIVE

(a) Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 25 miles of any location(s) in which the Bank has business offices or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);

(ii)	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates, that: (i) has a headquarters within the Restricted Territory or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes the Prior Agreement as of the Effective Date, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	REQUIRED PROVISIONS

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after his termination for Cause.

(b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 11(c) is not applicable in the event of Executive’s termination for Cause.

(d) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e) Each payment pursuant to Sections 4 and 5 of this Agreement is intended to constitute a “separate payment” for purposes of Treasury Regulation 1.409A-2(b)(ii).

12.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.

14.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Section 409A of the Code, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.	INDEMNIFICATION

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of this Agreement and for a period of six (6) years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board or the board of directors of the Company, as appropriate); provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.

17.	NOTICE

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Community Bank 90 West Chestnut Street, Suite 100 Washington, PA 15301

To Executive:	Most recent address on file with the Bank

18.	EFFECTIVENESS AND TERMINATION OF PRIOR AGREEMENT

(a) Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to the consummation of the Merger, and shall become effective as of the Effective Time as defined in the Merger Agreement (which for purposes of this Agreement shall be referred to as the “Effective Date”). In the event the Merger Agreement is terminated for any reason, or in the event Executive is not an employee of the Bank as of the Effective Date, this Agreement shall automatically terminate and become null and void.

(b) Termination of Prior Agreement. The Prior Agreement shall remain in full force and effect until the Effective Date. Thereafter, on the Effective Date, Executive and the Bank hereby agree that the Prior Agreement shall be terminated without any further action of any of the parties thereto. Executive hereby acknowledges and agrees that Executive has no contractual rights to any payments or benefits under the Prior Agreement as of the Effective Date.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMMUNITY BANK

By:
Name:
Title:

EXECUTIVE

Ralph J. Sommers, Jr.